<DOCUMENT>
<TYPE>EX-1
<SEQUENCE>2
<FILENAME>auditorletter
<DESCRIPTION>AUDITORLETTER
<TEXT>

Aidman, Piser & Company, P.A.
Certified Public Accountants

Securities and Exchange Commission
Washington, D.C. 20549

We were previously principal accountants for Save On Energy, Inc. (now Hybrid Fuel Systems, Inc.). We reported on the consolidated financial statements of Save On Energy, Inc. as and for the year ended December 31, 2001. On March 16, 2004, our appointment as principal accountants was terminated. We have read the Form 8-K report of Hybrid Fuel Systems, Inc. dated April 9, 2004 and we agree with statements (a)(1)(i), (a)(1)(ii), (a)(1)(iv) and (a)(2) under Item 4 therein. We are unable to agree or disagree with statements (a)(1)(iii) or (b) under Item 4.

Very truly yours,

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida
April 7, 2004

</TEXT>
</DOCUMENT>